EXHIBIT 1

JOINT FILING AGREEMENT

In accordance with Rule 13d-1(k) under the Securities Exchange Act of 1934, as amended, the undersigned agree to the joint filing on behalf of each of them of a statement on Schedule 13D (including any and all amendments thereto) with respect to the common stock, $0.001 par value per share, of Flagship Global Health, Inc., and further agree that this joint filing agreement shall be included as an exhibit to such joint filings.

The undersigned further agree that each party hereto is responsible for the timely filing of such statement on Schedule 13D (including any and all amendments thereto), and for the accuracy and completeness of the information concerning such party contained therein, except that no party is responsible for the accuracy or completeness of the information concerning any other party, unless such party knows or has reason to believe that such information is inaccurate or incomplete.

This joint filing agreement may be executed in two or more counterparts, each of which shall be deemed an original instrument, but all such counterparts shall together constitute for all purposes one and the same instrument.

IN WITNESS WHEREOF, the undersigned have executed this joint filing agreement as of May 8, 2008.

/s/ Fred F. Nazem
Name: Fred F. Nazem

/s/ Fridolin E. Fackelmayer
Name: Fridolin E. Fackelmayer

/s/ Brandon Fradd
Name: Brandon Fradd

/s/ Roy Young
Name: Roy Young

/s/ Stephen J. O’Brien, MD
Name: Stephen J. O’Brien, MD

/s David L. Helfet, MD
Name: David L. Helfet, MD

EVERETT LLC

By: /s/ Volker Mehnert
Name: Volker Mehnert
Title: President